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                                                                  Exhibit 10.29

(Translation)

                    AGREEMENT TO SUPPLY INFORMATION


         AGREEMENT is made and entered into by and between MCM Asia Pacific Co., Ltd. ("MCM") and Kabushiki Kaisha Quick ("KKQ"), with regard to the supply by MCM to KKQ of certain service handled by MCM and the sale and distribution by KKQ of such service, as follows:

             ARTICLE 1 (Supply of information)

             1. MCM shall provide KKQ with the financial information service described in Schedule I attached hereto which MCM handles as its own service (the "MCM Service") through an input device provided in Paragraph 3 of this Article which KKQ furnishes to MCM.

             2. MCM shall feed the MCM Service into the input device provided in Paragraph 3 of this Article which KKQ has furnished to MCM from 8:00 a.m. through 5:00 p.m. every day except Saturdays, Sundays, legal holidays and those days on which the Tokyo Stock Exchange is closed; provided, however, that if any news of material importance such as the announcement of an economic indicator breaks, MCM shall make an exception and supply the same to KKQ even outside the above hours.

             3. KKQ shall furnish to MCM without charge an input device required by MCM to input the MCM Service as well as personal circuit and other appurtenant facilities, upgrades, related equipment, supplies, basic information service, etc.

             4. KKQ shall bear costs incurred for the installation and removal of
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the input device referred to in the preceding Paragraph; provided, however, that this provision shall not apply if the input device is installed or removed to meet MCM's own needs.

             ARTICLE 2  (License of right to distribute and sell)

             1. MCM shall grant to KKQ a non-exclusive right to distribute, sell, and license the use of, the MCM Service to those clients of KKQ ("KKQ" includes its affiliates; hereinafter the same) in the Asia Pacific Area as more fully described in Schedule II attached hereto to whom KKQ has given permission to purchase the MCM Service.

             2. Notwithstanding the preceding Paragraph, KKQ shall not distribute nor sell nor license the use of the MCM Service to those clients listed in Schedule III attached hereto as of the effective date of this Agreement as well as those clients whom MCM will add to the list from time to time during the term of this Agreement.

             ARTICLE 3  (Standard rates, fee, shares, payment and sales records)

             1. MCM shall suggest the amounts of money specified in Schedule IV attached hereto (the "Standards Rates") as data for KKQ to determine the amount to be charged by it to its clients for the MCM Service; provided, however, that the Standard Rates shall serve only as reference for the determination of the amount of payment for the MCM Service supplied by KKQ to its clients, and they shall in no way restrict the right of KKQ and its clients to determine the amount of such payment between them.


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             2.   KKQ shall make a report to MCM in such form as agreed upon between them which sets forth the list of KKQ's clients who use the MCM Service as at the end of each month and the amounts charged by KKQ to such clients for the MCM Service (the "Fee"), such report to be made no later than the end of the next following month.

             3. Within ten (10) days following receipt of KKQ's report, MCM shall bill KKQ for the amount denominated in yen which represents MCM's share computed on the basis of the Fee and the Shares specified in Schedule V attached hereto; provided, however, that the Shares may be adjusted by agreement of MCM and KKQ at the time of renewal of this Agreement and at no other time, and the rate of conversion of a foreign currency into the yen shall be as provided in
Schedule V attached hereto.

             4. KKQ shall pay the amount billed by MCM by paying the same into the bank account designated by MCM which is identified in Schedule VI attached hereto no later than the end of the second month following the month the bill is dated.

             5. If KKQ fails to make when due the payment provided in the preceding Paragraph for causes attributable to KKQ, KKQ shall pay MCM overdue interest computed at the rate of 14% per annum for the number of days of delay in payment on the amount overdue until payment is made in full.

             ARTICLE 4  (Restrictions on use of information)

             1.   Without the prior written consent of MCM, KKQ may not use all


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or any part of the MCM Service in any services other than those which KKQ itself provides as authorized under this Agreement.

             2. KKQ agrees that its clients shall not save, alter, copy/reproduce, resend nor circulate the contents of the MCM Service; provided, however, that this provision shall not apply to a hard copy of computer output made by KKQ's clients for their own use.

             ARTICLE 5  (Indemnity/exoneration from liability)

             1. Except as otherwise specifically provided in this Agreement, no warranty, express or implied, including legal and contractual warranty shall apply to the MCM Service in respect of accuracy of its information and otherwise; provided, however, that if any error or mistake is found in the contents of the MCM Service, MCM shall make correction as soon as and to the extent possible.

             2. MCM shall not be liable for the indemnification of any lost profit, consequential damage, damage arising from special circumstances, damage caused by loss of data, etc. which are sustained by any client of KKQ nor shall MCM be liable for injunctive relief sought or a claim for damages filed by a third party against any client of KKQ in respect of intangibles. Should a lawsuit or any other claim be brought against MCM by a client of KKQ or a third party, KKQ shall indemnify MCM for any and all damage, loss and expenses incurred by MCM; provided, however, that if such lawsuit or claim is brought solely by reason of a fault of MCM, MCM shall assume liability therefor to the extent of the amount provided in Paragraph 3 below.


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             3.   In all cases where a client of KKQ claims from MCM damages arising from causes attributable to MCM, MCM shall be liable only for ordinary and direct damage actually incurred by such client of KKQ and then only for returning to such client of KKQ an amount which does not exceed the amount of payment for the MCM Service received by KKQ from such client in accordance with KKQ's agreement with such client.

             ARTICLE 6  (Sales assistance by KKQ)

             1. At its own request and at the request of MCM, KKQ may distribute to its prospective clients and license them to use the MCM Service free of charge for a period not exceeding one (1) month.

             2. KKQ shall furnish to MCM those materials and information which KKQ uses for the promotion of the MCM Service upon such terms and conditions as prescribed by KKQ.

             ARTICLE 7  (Use of MCM trademarks)

             KKQ may use the trade name and trademarks of MCM in advertising materials, signboards, etc. in selling the MCM Service, in which event KKQ shall obtain the consent of MCM in advance and shall receive instructions from MCM with regard to the manner of use of such trade name and trademarks.

             ARTICLE 8  (Secrecy)

             1. Each party hereto shall keep secret and confidential all business information of the other party which it has acquired under this Agreement and shall not disclose the same to any third party.


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              2.   Each party hereto shall use all information disclosed to it by the other party only for purposes of its business operations under this Agreement and shall return the same to the other party immediately upon termination of this Agreement.

              3. The obligations of MCM and KKQ under this Article shall continue in force during the term of this Agreement as well as for a period of five (5) years following termination of this Agreement.

              ARTICLE 9 (Termination for cause)

              1. If either party hereto has breached any of the terms or conditions of this Agreement, the other party shall give the breaching party written notice of the breach and if 30 days have elapsed from the date of such notice without the breaching party curing the breach specified in the notice, the non-breaching party may terminate this Agreement forthwith.

              2. If a party hereto is subjected to seizure, provisional seizure, provisional disposition or commencement of public auction and the party is not released therefrom within 60 days or if petition or application is filed by or against a party hereto for its bankruptcy, composition with creditors or corporate reorganization proceedings or if a party hereto is subjected to process against taxpayer for taxes in arrears or if its transactions with banks or similar institutions have been suspended by way of sanction against its dishonor of notes/checks or if the financial position of a party hereto is found to have otherwise substantially deteriorated, the other party may terminate this Agreement forthwith by giving the


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first-mentioned party written notice of termination. Termination of this
Agreement pursuant to the foregoing provision shall in no way preclude the terminating party from claiming damages in accordance with the provisions of
Article 10 hereof.

              ARTICLE 10 (Compensation for damage)

              Each party hereto shall have the right to claim from the other party damages caused by the latter's default of its obligations under this Agreement subject, however, to the limitations provided in this Agreement.

              ARTICLE 11 (Term)

              The term of this Agreement shall be one (1) year from July 1, 1995 to June 30, 1996; provided, however, that unless either party hereto gives the other party notice of its intention to the contrary not later than three (3) months prior to the expiration of the term hereof, this Agreement shall be renewed for an additional period of one (1) year upon the same terms and conditions, and the same shall apply to all subsequent renewals hereof.

              ARTICLE 12 (Non-assignment)

              Neither party hereto shall assign to any third party this Agreement or any of its rights and obligations hereunder, except with the prior written approval of the other party.

              ARTICLE 13 (Competent court)

              With regard to any lawsuit arising in connection with this Agreement, the Tokyo District Court shall be the court of first instance having exclusive jurisdiction.


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              ARTICLE 14 (Matters not provided)

              Matters not provided herein or any doubt arising in connection with the interpretation of any of the terms of this Agreement shall be determined or settled amicably through consultation of the parties hereto.

              IN WITNESS WHEREOF, the parties hereto have executed this agreement in duplicate, each party retaining one original.

Dated: July 1, 1995
                                             MCM Asia Pacific Co., Ltd.

                                             5-5, Hitotsubashi 2-chome
                                             Chiyoda-ku, Tokyo

                                             Daniel Harris
                                             Representative Director


                                             Kabushiki Kaisha Quick

                                             6-1, Ohtemachi 1-chome
                                             Chiyoda-ku, Tokyo

                                             Mitsuhisa Yoshino
                                             Director
                                             and General Manager,
                                             Information Department



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                                   SCHEDULE I

                          FINANCIAL INFORMATION SERVICE


1.  Name of the Service:                 MCM KinriWatch

2.  Contents of the Service:

       (1)  Fundamental Analysis         Market Comment

                                         Analysis, preview and overview of Money
                                           Market

                                         Money Market Calendar

       (2) Technical Analysis            Technical Chart Analysis

       (3) Yield Curve Analysis          Spread Analysis

       (4) Glossary

       (5) Various information and commentary relating to the above mentioned analysis

The contents of the service mentioned above might be changed by written notice from MCM to KKQ and approval by KKQ.


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                                   SCHEDULE II

                                DISTRIBUTION AREA


Japan, South Korea, the People's Republic of China, Taiwan, Hong Kong, Philippines, Indonesia, Thailand, Malaysia, Singapore, Australia and New Zealand. Other nations in Asia Pacific region shall be included by prior notice from KKQ to MCM and approval by MCM.


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                                  SCHEDULE III

   CLIENTS NOT TO BE DISTRIBUTED, SOLD NOR LICENSED THE USE OF THE MCM SERVICE


Bland Meisler Theoretical Spot          Bunkerfuels

Bloomberg LP                            Capital Techniques

Elliot Wave International               Evans Economics, Inc.

Dow Jones Telerate Limited              Dow Jones News Services

Griggs & Santow                         Knight-Ridder Financial

Maria Ramirez Capital Consultants       Market Data Corp.

Market News Network                     MGI Network

MMS International                       Prisma

Public Securities Association           RA Froehlich Technical Dimensions

Reuters Japan Ltd.                      Reuters Ltd.

R.H. Wrightson & Associates             Ried, Thumberg & Co.

Rudolf Wolfe                            Sigma Base Capital Corp.

Thomson Corporation Japan Ltd.          Thomson Financial Services Ltd.
    (All Division)                          (All Division & Location)

Nihon Keizal Shimbun                    FISCO

Kyodo News Service


All the offices, branches, subsidiaries and companies related to the above listed companies shall be included in this list.


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                                   SCHEDULE IV

                                 STANDARD RATES
                                  (Monthly Fee)

a)  Asia Pacific nations except Hong Kong


1.  Standalone system                   Yen 40,000 per terminal

2.  Video Switching system

         Dedicated Connection           Yen 40,000 per port
         Shared Connection              Yen 20,000 per WS
         View Connection                Yen  4,000 per WS

3.  Page Feed System
         1 ws                             Yen  80,000
         2~5 ws                           Yen 160,000
         6~10 ws                          Yen 268,000
         11~20 ws                         Yen 400,000
         21~50 ws                         Yen 660,000
         51~100 ws                      Yen 1,000,000
         101 ws~       Yen (1,000,000+4,000X (x-100))

b) Hong Kong
         Standalone System              HK$2,850 per terminal


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                                   SCHEDULE V

                                     SHARES

                  MCM:  80%
                  KKQ:  20%


Yen exchange rate: Bank of Tokyo's mid-rate for customers on the last business day of the month.


KKQ will report the exchange rate on the monthly report to MCM.


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                                   SCHEDULE VI


                                     PAYMENT


Payment of the fee is to be made into the following bank account


     Sakura Bank Tokyo Main Office

     Savings Account # 6418830

     Account Name:  MCM Asia Pacific Co., Ltd.


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